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                                                                   EXHIBIT 2(ii)


                       PRE-ORGANIZATION SUBSCRIPTION AND
                       LETTER OF NON-DISTRIBUTIVE INTENT


         THE UNDERSIGNED hereby offers to purchase ten (10) shares of common stock of AU 'N AG, INC., a Delaware corporation (the "Company") in connection with the proposed merger between the Company and AU 'N AG, INC. and in return for the following consideration: $10.00; provided however that the undersigned understands and acknowledges that said shares shall immediately and automatically be cancelled upon the effective date of the merger between the Company AU 'N AG, INC., a Utah corporation. In addition, the undersigned represents to and agrees with the Company as follows:

         (a) The shares being acquired have not been registered under the Securities Act of 1933, as amended, (the "Act") or any state securities laws, and such shares are being issued by the Company in reliance upon the exemption from the registration requirements of the Act contained in Section 4(2) of the Act and upon a similar exemption contained in applicable state securities laws;

         (b) At the time it acquired the shares in the Company, it had full information concerning the Company's affairs as a result of its relationship with officers and directors of the Company, the stock was acquired for its own account and for purposes other than of distribution, and the certificate evidencing its common stock is to be stamped with a restrictive legend;

         (c) The Company is newly formed, has no operating history, has no assets other than what the initial shareholders will contribute to the Company, has not paid any dividends and does not anticipate paying any dividends in the foreseeable future;

         (d) It has received and carefully read copies of the organizational documents of the Company and has had access to full information concerning the Company, its officers and directors in order to evaluate the merits and risks of an investment in the Company's shares;

         (e) The shares which the corporation is receiving are "restricted securities" which may not be sold into the market for a period of two years after the date upon which the restricted securities are fully paid for and delivered, and after two years, he may or may not be in a position to sell restricted securities pursuant to Rule 144 promulgated under the Act, the guidelines of which provide, among other things, that (i) the restricted securities may not be resold for a period of two years, (ii) thereafter the owner can sell up to 1 percent of the outstanding shares (or an amount based upon trading volume) of the Company, (iii) in a 3-month period, (iv) if the transaction





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is unsolicited, (v) there is current information available, (vi) the broker (or dealer in certain circumstances) received no more than the customary compensation, and (vii) a Form 144 is filed with the United States Securities & Exchange Commission (if required).



Dated:  February 15, 1994                  AU 'N AG, INC.
                                                 (A Utah Corporation)




                                                 By  /S/ R.G. Listul, President
                                                     ---------------------------
                                                         R.G. Listul, President






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